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                                                                    EXHIBIT 16.1

April 29, 2003

Securities and Exchange Commission
Mail Stop 11-3
450 5th Street, N.W.
Washington, D.C. 20549

Dear Sirs/Madams:

We have read Item 14 "Changes in and Disagreements With Accountants on Accounting and Financial Disclosure" included in Hartman Commercial Properties REIT's registration statement on Form 10 filed with the Securities and Exchange Commission on or about April 30, 2003, and have the following comments:

     1. We agree with the statements made in the first paragraph and the third paragraph.

     2. We have no basis on which to agree or disagree with the statements made in the second paragraph.

Yours truly,


/s/ Deloitte & Touche LLP
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DELOITTE & TOUCHE LLP
Houston, Texas